Exhibit 99.1

For more information, contact:

Joe Quenqua, WW

joe.quenqua@ww.com

Gail Tifford to Step Down as Chief Brand Officer of WW International, Inc.

Cindy Gustafson Named Chief Marketing Officer

NEW YORK, NY (August 24, 2021) — WW International, Inc. (NASDAQ: WW) announced today that Gail Tifford has made the decision to step down as Chief Brand Officer to focus on a serious family health matter. Ms. Tifford joined WW’s executive team in 2018 to build world class global marketing, content, e-commerce and consumer product capabilities. During her time she also orchestrated a complete rebrand of the company formerly known as Weight Watchers. In this period, WW hit an all-time high for overall membership and digital subscribers.

While the Chief Brand Officer role will not be replaced, Senior Vice President of Global Brand Marketing Cindy Gustafson has been named Chief Marketing Officer and will report directly to Mindy Grossman, President and CEO of WW.

“The last 3 1/2 years at WW have been the most fulfilling of my career with the opportunity to build a world class team and be able to help millions of people live healthier lives,” said Gail Tifford. “I am so proud of the work we have done and I am confident that under Cindy’s leadership the team is strategically positioned to lead WW into the future. I am committed to helping oversee a smooth transition.”

“I am deeply grateful to Gail for her incredible contribution and accomplishments since joining WW. She has been a partner to me as we have transformed the brand and the business and I thank her for her passion and commitment to our mission to inspire people to lead healthier lives. Our hearts are with her and her family during this challenging time,” said Mindy Grossman, President and CEO of WW International. “I am looking forward to working closely with Cindy in her newly expanded role and have great confidence in her ability to inspire and lead our Global Marketing teams.”

Tifford joined WW as Chief Brand Officer in March 2018. Prior to WW, Tifford served as Vice President of Media North America and Global Digital Innovation for Unilever and served as a member of the Unilever Global Media Leadership Team. Prior to Unilever, Tifford was Vice President, Strategic Partnerships at Viacom. Tifford is Co-founder of the #SeeHer initiative of the Association of National Advertisers and Co-Chair of AdWeek’s DEI (Diversity, Equity and Inclusion) Council.

Cindy Gustafson joined WW as SVP of Global Brand Marketing in 2018 and leads the company’s efforts in creating and driving the global brand marketing strategy and execution across channels. Gustafson has worked with some of the world’s largest brands including Nike,

American Express, Jaguar/Land Rover, Unilever, and Royal Caribbean International. Prior to WW, Cindy spent over 10 years at Mindshare, holding several roles of varying scope and responsibility, most recently serving as Chief Strategy Officer for the global media agency. Cindy has been recognized as Ad Age “40 under 40” and American Advertising Federation’s Advertising Hall of Achievement Inductee, amongst other accolades.

About WW International, Inc.

WW (formerly Weight Watchers) is a human-centric technology company powered by the world’s leading commercial weight management program. As a global wellness company, we inspire millions of people to adopt healthy habits for real life. Through our comprehensive digital app, expert Coaches and engaging experiences, members follow our proven, sustainable, science-based program focused on food, activity, mindset and sleep. Leveraging nearly six decades of expertise in nutritional and behavioral change science, providing real human connection and building inspired communities, our purpose is to democratize and deliver holistic wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.